EXHIBIT 8.1

July     , 2011

CarMax Auto Funding LLC

12800 Tuckahoe Creek Parkway, Suite 400

Richmond, Virginia 23238

Re:	CarMax Auto Funding LLC Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special federal tax counsel to CarMax Auto Funding LLC, a Delaware limited liability company (“CarMax Funding,” and, in its capacity as the depositor, the “Depositor”), in connection with the offer (the “Offer”) by CarMax Funding to rescind purchases of the Class A-1 Asset Backed Notes (the “Class A-1 Notes”), the Class A-2 Asset Backed Notes (the “Class A-2 Notes”), the Class A-3 Asset Backed Notes (the “Class A-3 Notes”), the Class A-4 Asset Backed Notes (the “Class A-4 Notes,” and, together with the Class A-1 Notes, the Class A-2 Notes, and the Class A-3 Notes, the “Class A Notes”), the Class B Asset Backed Notes (the “Class B Notes”), the Class C Asset-Backed Notes (the “Class C Notes”) and the Class D Asset Backed Notes (the “Class D Notes” and, collectively with the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes, the Class A-4 Notes, the Class B Notes and the Class C Notes, the “Notes”) issued by CarMax Auto Owner Trust 2011-1, a Delaware statutory trust (the “Trust”), in an initial offering (the “Initial Offering”) on March 17, 2011 (the “Closing Date”), pursuant to the terms of the Indenture (the “Indenture”), dated as of the March 1, 2011, between the Trust and Wells Fargo Bank, National Association as indenture trustee, by holders of Notes that purchased the Notes in the Initial Offering.1 For U.S. federal income tax purposes, Notes that are not purchased by CarMax Funding pursuant to the Offer (the “Remaining Notes”) and the trust

[1]	Unless otherwise indicated, all capitalized terms have the respective meanings assigned to them in the Indenture.

CarMax Auto Funding LLC

July     , 2011

certificates (the “Certificates”) issued by the Trust to the Depositor in connection with the Initial Offering will remain outstanding without any change to their original terms and conditions.

In rendering our opinion, we have examined and relied upon (i) the registration statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, on June 17, 2011 (the “Registration Statement”), (ii) the prospectus supplement dated March 9, 2011 and the prospectus dated March 4, 2011 included therein (collectively, the “Prospectus”), (iii) the Indenture, (iv) the Trust Agreement, (v) the Sales and Servicing Agreement, (vi) the Administration Agreement, and (vii) originals or copies, certified or otherwise identified to our satisfaction of such other documents as we have deemed necessary or appropriate for the purposes of the opinion set forth below, and we have assumed that the parties to such documents will comply with the terms thereof, that such documents are not amended and that such documents are enforceable in accordance with their respective terms.

In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion letter which we did not independently establish or verify, we have relied upon the statements, representations, and certifications of officers and other representatives of CarMax, the Depositor, and others, including certain calculations performed by CarMax and the results thereof stated in an Officer’s Certificate of CarMax. Furthermore, in interpreting and complying with the documents in the future, the Depositor, the holder of the Certificates and the Owner Trustee are entitled to rely on the written advice or opinions of their counsel. We have assumed, for purposes of this opinion, that all such written advice or opinions of counsel are, or will be, correct and complete.

In addition, we have reviewed and relied upon the forms of the documents set forth in (i) above and each other document included as an exhibit to the Registration Statement, and have assumed that each such document will be executed in that form without material change. In addition, our opinion is premised on the accuracy of the facts set forth in the Prospectus and the facts set forth in the representations referred to in the Prospectus.

In rendering our opinion, we have also considered and relied upon the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, Treasury Regulations, and such other authorities as we have deemed appropriate. The statutory provisions,

CarMax Auto Funding LLC

July     , 2011

Treasury Regulations, interpretations, and other authorities upon which our opinion is based are subject to change, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion will not be taken by the Internal Revenue Service.

Based on and subject to the foregoing, we are of the opinion that

(1)	The Remaining Notes will be characterized as debt for U.S. federal income tax purposes.

(2)	The Trust will not be characterized as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.

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This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local, or foreign, of holding the Remaining Notes or of any transaction related to or contemplated thereby. This opinion is furnished to you solely in connection with the Offer.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to Skadden, Arps, Slate, Meagher & Flom LLP under the heading “Material United States Federal Income Tax Consequences Related to Rejecting the Rescission Offer and Continuing to Hold the 2011-1 Notes” in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,